Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2015 SECOND QUARTER RESULTS

•	2015 second quarter earnings per share of $1.04 compared with $1.31 in the 2014 second quarter

•	2015 third quarter earnings per share guidance range of $0.95 to $1.10 compared with $1.34 earned in the 2014 third quarter

•	2015 full year earnings per share guidance narrowed to a range of $4.10 to $4.35, from $4.10 to $4.40 previously

•	1,008,000 shares repurchased since the second quarter conference call on April 30, 2015 at an average price of $76.62 for $77.2 million

Houston, Texas (July 29, 2015) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2015 of $58.1 million, or $1.04 per share, compared with $75.0 million, or $1.31 per share, for the 2014 second quarter.  Consolidated revenues for the 2015 second quarter were $543.2 million compared with $628.1 million reported for the 2014 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our results for the second quarter were largely in line with our expectations.  Demand across the majority of the products we carry in the inland marine transportation market remained at healthy levels.  Utilization remained in the 90% to 95% range and spot prices were at or above contract prices.  However, uncertainty related to future barge movements for domestic crude oil and condensate continued to put pressure on contract renewals.  Pricing on inland term contracts that renewed during the quarter declined in the low-single digit percentage range.  In the coastal marine transportation business, market fundamentals remained stable, with pricing for term contract renewals increasing in the mid-single digit percentage range.  As forecasted, the second quarter was negatively impacted by planned shipyards for our coastal business.  In our land-based diesel engine services business, market conditions continue to be challenging due to the decline in the price of crude oil.  In our marine diesel engine services and power generation markets, results reflected continued soft activity in the Gulf of Mexico oilfield service market, but otherwise stable levels of demand.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2015 second quarter were $425.1 million compared with $456.7 million for the 2014 second quarter.  Operating income for the 2015 second quarter was $97.0 million compared with $116.0 million for the 2014 second quarter.

Kirby’s inland marine transportation business maintained tank barge utilization in the 90% to 95% range.  Demand for inland barge transportation of petrochemicals, refined products and black oil products, excluding crude oil, was healthy.  Demand for barges moving crude oil and condensate during the quarter was lower sequentially and year over year.  Inland marine operating conditions presented challenges, particularly late in the quarter, with high water conditions on the inland waterways leading to smaller tow sizes, increased transit times, navigational delays, and the closure of certain locks.

The coastal marine transportation market experienced stable demand for the transportation of refined petroleum products, black oil, including crude oil, and petrochemicals, with utilization remaining in the 90% to 95% range.  Operating conditions in the coastal market were seasonally normal during the second quarter.

The marine transportation segment’s 2015 second quarter operating margin was 22.8% compared with 25.4% for the second quarter of 2014 as a result of higher labor costs, including pension, lower inland marine transportation rates, shipyard activity in the coastal business, and the impact of lagging fuel price escalators on inland marine affreightment contracts.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2015 second quarter were $118.1 million compared with $171.3 million for the 2014 second quarter.  Operating income for the second quarter of 2015 was $4.9 million compared with operating income of $14.3 million for the 2014 second quarter.

The lower revenues and operating income as compared to the second quarter of 2014 were primarily a result of a decline in the manufacture of new pressure pumping units, as well as a decline in demand for parts and services in the oilfield service market.

During the 2015 second quarter, demand in the marine diesel engine services market was down due to weakness in the Gulf of Mexico oilfield service market.  Partially offsetting this decline was improvement in the power generation market, benefiting from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 4.2% for the 2015 second quarter compared with 8.4% for the 2014 second quarter.

Treasury Stock Purchases
During the 2015 second quarter, Kirby purchased 531,000 shares of its common stock at an average price of $76.99 per share.  From July 1, 2015 through July 29, 2015, Kirby has purchased an additional 477,000 shares at an average price of $76.20 per share, bringing total year-to-date purchases through July 29 to 2,260,000 shares at an average price of $77.53 per share.  As of July 29, 2015, Kirby had approximately 2.5 million shares available under the existing repurchase authorization.

Cash Generation
Kirby continued to generate good cash flow during the 2015 first six months with EBITDA of $292.9 million compared with $314.5 million for the 2014 first six months.  Operating cash flow was used in part to fund capital expenditures of $190.2 million for the 2015 first six months, including $60.3 million for new inland tank barge and towboat construction, $50.9 million for progress payments on the construction of four new coastal articulated tank barge and tugboat units (“ATBs”), and $79.0 million primarily for upgrades to existing inland and coastal fleets.  Additionally, Kirby spent $138.9 million on share repurchases in the first six months of 2015.  Total debt as of June 30, 2015 was $808.3 million versus $716.7 million on December 31, 2014, and Kirby’s debt-to-capitalization ratio was 26.4%.

Outlook
Commenting on the 2015 third quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance for the 2015 third quarter is $0.95 to $1.10 per share and we are narrowing our full year 2015 guidance slightly to $4.10 to $4.35 per share.  Our third quarter outlook reflects some impact on our inland marine business from challenging operating conditions.  High water, lock and river closures, which are typical early in the summer, have been more pronounced in July this year.  Utilization in our inland fleet is projected to remain in the 90% to 95% range with pricing on contract renewals similar to the 2015 second quarter.  In our coastal marine transportation business, we expect supply and demand to remain consistent with the first half of the year and utilization for the fleet to also remain in the 90% to 95% range.  Our guidance assumes normal seasonal operating conditions for the coastal marine transportation market, although a continued heavy shipyard schedule will impact results for the remainder of the year.”

Mr.  Grzebinski continued, “For our diesel engine services segment, we expect demand to remain weak in the land-based diesel engine services market and the offshore oil services portion of the marine diesel engine services market.  We expect demand to remain relatively stable in the remainder of the marine and power generation markets.”

Kirby expects 2015 capital spending to be in the $315 to $325 million range including approximately $70 million for the construction of 38 inland tank barges and three inland towboats, all expected to be delivered in 2015.  The capital spending guidance range also includes approximately $95 million in progress payments for the construction of two 185,000 barrel coastal ATBs and two 155,000 barrel coastal ATBs.  The balance of $150 to $160 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled at 7:30 a.m.  central time tomorrow, Thursday, July 30, 2015, to discuss the 2015 second quarter performance as well as the outlook for the 2015 third quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Sterling Adlakha.  The confirmation number is 40183673.  An audio playback will be available at 1:00 p.m.  central time on Thursday, July 30, 2015, through 5:00 p.m.  central time on Friday, August 28, 2015, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  The passcode is 40183673#.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2014 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Financial Highlights in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2015	2014	2015	2014
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$425,053	$456,745	$844,958	$892,516
Diesel engine services	118,103	171,309	285,871	324,784
	543,156	628,054	1,130,829	1,217,300
Costs and expenses:
Costs of sales and operating expenses	343,745	403,460	728,526	786,689
Selling, general and administrative	49,165	52,065	100,209	105,663
Taxes, other than on income	5,378	4,624	9,923	9,204
Depreciation and amortization	46,825	41,407	92,591	82,443
Gain on disposition of assets	(91)	(527)	(1,646)	(578)
	445,022	501,029	929,603	983,421
Operating income	98,134	127,025	201,226	233,879
Other income (expense).	(303)	123	(243)	(113)
Interest expense	(4,759)	(5,469)	(10,009)	(11,087)
Earnings before taxes on income	93,072	121,679	190,974	222,679
Provision for taxes on income	(34,696)	(45,768)	(71,187)	(83,757)
Net earnings	58,376	75,911	119,787	138,922
Less: Net earnings attributable to noncontrolling interests	(301)	(919)	(634)	(1,684)

Net earnings attributable to Kirby	$58,075	$74,992	$119,153	$137,238

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.04	$1.32	$2.14	$2.41
Diluted	$1.04	$1.31	$2.13	$2.40
Common stock outstanding (in thousands):
Basic	55,315	56,679	55,446	56,623
Diluted	55,432	56,869	55,565	56,826

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$58,075	$74,992	$119,153	$137,238
Interest expense	4,759	5,469	10,009	11,087
Provision for taxes on income	34,696	45,768	71,187	83,757
Depreciation and amortization	46,825	41,407	92,591	82,443
	$144,355	$167,636	$292,940	$314,525

Capital expenditures	$93,619	$101,042	$190,152	$163,299
Acquisition of marine equipment	$-	$-	$41,250	$-

	June 30,
	2015	2014
	(unaudited, $ in thousands)
Long-term debt, including current portion	$808,300	$649,300
Total equity	$2,255,843	$2,174,114
Debt to capitalization ratio	26.4%	23.0%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)

Marine transportation revenues	$425,053	$456,745	$844,958	$892,516

Costs and expenses:
Costs of sales and operating expenses	251,784	269,232	500,868	533,658
Selling, general and administrative	28,660	29,778	57,393	62,205
Taxes, other than on income	4,816	4,127	8,947	8,208
Depreciation and amortization	42,782	37,640	84,470	74,926
	328,042	340,777	651,678	678,997

Operating income	$97,011	$115,968	$193,280	$213,519

Operating margins	22.8%	25.4%	22.9%	23.9%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)

Diesel engine services revenues	$118,103	$171,309	$285,871	$324,784

Costs and expenses:
Costs of sales and operating expenses	91,961	134,228	227,658	253,031
Selling, general and administrative	17,603	19,469	37,335	38,044
Taxes, other than income	549	488	947	972
Depreciation and amortization	3,059	2,787	6,157	5,628
	113,172	156,972	272,097	297,675

Operating income	$4,931	$14,337	$13,774	$27,109

Operating margins	4.2%	8.4%	4.8%	8.3%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)

General corporate expenses	$3,899	$3,807	$7,474	$7,327

Gain on disposition of assets	$91	$527	$1,646	$578

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2015	2014	2015	2014
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,261	3,358	6,359	6,348
Revenue/Ton Mile (cents/tm) (3)	8.6	8.8	8.7	9.2
Towboats operated (average) (4)	251	252	250	254
Delay Days (5)	2,076	2,117	4,454	5,014
Average cost per gallon of fuel consumed	$2.03	$3.18	$2.04	$3.15

Barges (active):
Inland tank barges			912	874
Coastal tank barges			69	71
Offshore dry-cargo barges			6	7
Barrel capacities (in millions):
Inland tank barges			18.1	17.3
Coastal tank barges			6.0	6.0

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Second quarter 2015 inland marine transportation revenues of $279,367,000 divided by 3,261,000,000 inland marine transportation ton miles = 8.6 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.